Exhibit 21

FIFTH THIRD BANCORP SUBSIDIARIES

As of February 15, 2019

Name	Jurisdiction of Incorporation
Fifth Third Financial Corporation	Ohio
Fifth Third Bank	Ohio
5/3 Premier NMTC Investment Fund, LLC	Ohio
Fifth Third Auto Leasing Trust	Delaware
Fifth Third International Company	Kentucky
Fifth Third Holdings, LLC	Delaware
Fifth Third Holdings Funding, LLC	Delaware
Fifth Third Auto Trust 2015-1	Delaware
Fifth Third Auto Trust 2017-1	Delaware
Fifth Third Conduit Holdings, LLC	Delaware
Fifth Third Securities, Inc.	Ohio
Coker Capital securities, LLC	Georgia
ClearArc Capital, Inc.	Ohio
Fifth Third Insurance Agency, Inc.	Ohio
Epic Insurance Solutions Agency, LLC	Delaware
R.G. McGraw Insurance Agency, Inc.	Ohio
Fifth Third Community Development Company, LLC	Delaware
Fifth Third Commercial Funding, Inc.	Nevada
GNB Management, LLC	Delaware
GNB Realty, LLC	Delaware
The Retirement Corporation of America	Ohio
Old Kent Mortgage Services, Inc.	Michigan
Fifth Third Mortgage – Michigan, LLC	Delaware
Walnut & Vine Holdings, LLC	Delaware
Fifth Third Acquisition Holdings, LLC	Delaware
Franklin Street Advisors, Inc.	North Carolina
Franklin Street Trust Company	North Carolina
Walnut & Vine Properties II, LLC	Delaware
Fifth Third Community Development Corporation	Indiana
Fifth Third New Markets Development Co., LLC	Ohio
FTNM-4 CDE LLC	Ohio
5/3 Better Family Life Investment Fund, LLC	Ohio
5/3 Middough NMTC Investment Fund II, LLC	Ohio
5/3 The Views NMTC Investment Fund, LLC	Ohio
5/3 120 East Sixth Investment Fund, LLC	Ohio
Memorial Hall Investment Fund, LLC	Ohio
Fifth Third Capital Holdings, LLC	Delaware
Fifth Third Reinsurance Company, Ltd.	Turks and Caicos Islands
Fountain Square Life Reinsurance Company, Ltd.	Turks and Caicos Islands
Vista Settlement Services, LLC	Delaware
Fifth Third Investment Company	Ohio
Fifth Third Global Services, Inc.	Ohio
Fifth Third Mauritius Holdings Limited	Mauritius
First Charter Capital Trust I	Delaware
First Charter Capital Trust II	Delaware